Exhibit 3.3

AMENDMENT NO. 1
TO
VOTING AGREEMENT

This Amendment No. 1 to Voting Agreement (this “Amendment”) is dated as of _________ __, 2020, by and among Virtuix Holdings Inc., a Delaware corporation (the “Company”), the holders of the Company’s Series Seed Preferred Stock, Series 2 Seed Preferred Stock and Series A-1 Preferred Stock (formerly designated as Series A Preferred Stock) executing this Amendment (the “Amending Investors”), and the holders of the Company’s Common Stock executing this Amendment (the “Amending Key Holders”).

R E C I T A L S:

A.            The Company, the investors in the Company’s Series Seed Preferred Stock, Series 2 Seed Preferred Stock and Series A-1 Preferred Stock, and the holders of Common Stock of the Company identified as “Key Holders” therein, are parties to the Voting Agreement dated as of March 10, 2016 (the “Voting Agreement”); and unless otherwise defined herein, all defined terms used in this Amendment shall have the respective meanings ascribed to such terms in the Voting Agreement.

B.             The Voting Agreement provides that it may only be amended or modified by a written instrument executed by the Company, the Key Holders holding a majority of the shares of capital stock of the Company then held by all of the Key Holders, and the holders of a majority of the Common Stock of the Company issuable upon the conversion of the outstanding shares of Preferred Stock (as determined on an as-converted basis).

C.             The Key Holders executing this Amendment hold a majority of the shares of capital stock of the Company held by all of the Key Holders on the date hereof; and the Amending Investors executing this Amendment hold more than a majority of the Common Stock of the Company issuable upon the conversion of the outstanding shares of Preferred Stock held by the Investors on the date hereof.

D.            On and after the date hereof, the Company intends to sell shares of its Series A-2 Preferred Stock, par value $0.001 per share, of the Company (the “Series A-2 Preferred Stock”) to new and current investors in the Company (collectively, the “Series A-2 Investors”).

E.             The parties hereto desire to amend the Voting Agreement by this Amendment so as to provide the Series A-2 Investors with the right and obligation to designate the members of the Board of Directors of the Company in the manner set forth in the Voting Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Amending Investors hereby consent and agree as follows:

1.             Amendment to First Paragraph. The first paragraph of the Voting Agreement is hereby amended to read in its entirety as follows:

“THIS VOTING AGREEMENT effective as of March 10, 2016, and amended as of __________ ___, 2020 by the Amendment No. 1 to Voting Agreement (as so amended, the “Voting Agreement”), is entered into by and among Virtuix Holdings Inc., a Delaware corporation (the “Company”), the holders of the Company’s Series Seed Preferred Stock, par value $0.001 per share (“Series Seed Preferred”), Series 2 Seed Preferred Stock, $0.001 par value per share (“Series 2 Seed Preferred”), Series A-1 Preferred Stock, $0.001 par value per share (“Series A-1 Preferred”), and Series A-2 Preferred Stock, $0.001 par value per share (the “Series A-2 Preferred”; and referred to herein collectively with the Series Seed Preferred, Series 2 Seed Preferred and Series A-1 Preferred as the “Preferred Stock”) listed and to be listed on Schedule A (together with any subsequent investors, or transferees who become parties hereto as “Investors” pursuant to Sections 6.1(a) or 6.2 below, the “Investors”), and those certain stockholders of the Company and holders of options to acquire shares of the capital stock of the Company listed on Schedule B (together with any subsequent stockholders or option holders, or any transferees, who become parties hereto as “Key Holders” pursuant to Sections 6.1(b) or 6.2 below, the “Key Holders”; and referred to herein collectively with the Investors as the “Stockholders”).”

2.              Amendment to Section 5. The reference to “the Company’s Third Amended and Restated Certificate of Incorporation” in Section 5 of the Voting Agreement is hereby amended to read: “the Company’s Fourth Amended and Restated Certificate of Incorporation”.

3.             Amendment to Schedule A. Schedule A to the Voting Agreement shall be amended to include the purchasers of the Series A-2 Preferred Stock who were not parties to the Voting Agreement prior to the date of this Amendment. The names and addresses for notices of such purchasers will be as set forth in their respective Subscription Agreements as entered into in connection with their purchase of shares of Series A-2 Preferred Stock from the Company.

4.             Counterparts. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5.              Entire Agreement; No Further Amendment. Except as expressly amended hereby, the Voting Agreement shall remain in full force and effect in accordance with its terms. This Amendment, together with the Voting Agreement, constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof and thereof.

6.             Severability. If any provision of this Amendment is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (a) the other provisions hereof and of the First Refusal Agreement shall remain in full force and effect and (b) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or unenforceability of such provision in any other jurisdiction.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Voting Agreement as of the day and year first above written.

COMPANY:

VIRTUIX HOLDINGS INC.

By:
Jan Goetgeluk,
Chief Executive Officer

AMENDING INVESTORS:

Signatures Incorporated by Reference from the Adoption Agreement Signed by the Holders of a Majority of the Series Seed Preferred Stock, Series 2 Seed Preferred Stock and Series A-1 Preferred Stock that are Parties to the Voting Agreement.

Signatures of Holders of Series A-2 Preferred Stock Are Incorporated by Reference from the Subscription Agreements Relating to Their Purchase of Series A-2 Preferred Stock (Per Section 2 Thereof).

AMENDING KEY HOLDERS:

JAN GOETGELUK

[Signature Page to Amendment No. 1 to Voting Agreement]